Exhibit 99.4

Natural Alternatives International, Inc.

Announces 2022 Q2 and YTD Results

●	$37.7 million Net Sales, $1.8 million Net Income, $0.30 diluted EPS

CARLSBAD, CALIF, February 9, 2022 /PRNewswire/ --Natural Alternatives International, Inc. ("NAI") (Nasdaq: NAII), a leading formulator, manufacturer, and marketer of customized nutritional supplements, today announced net income of $1.8 million, or $0.30 per diluted share, on net sales of $37.7 million for the second quarter of fiscal year 2022 compared to net income of $3.6 million, or $0.57 per diluted share, in the second quarter of the prior fiscal year.

Net sales during the three months ended December 31, 2021, decreased $10.4 million, or 21.5%, to $37.7 million as compared to $48.1 million recorded in the comparable prior year period. During the same period, private-label contract manufacturing sales decreased 25.7% to $33.7 million. Private-label contract manufacturing sales decreased primarily due to a 48% reduction in sales to our largest customer, combined with supply chain and labor constraints that negatively affected our production capacity during the quarter. Sales backlog for the quarter ended December 31, 2021 exceeded $12.0 million primarily related to supply chain, labor shortages, and logistical constraints.

CarnoSyn® beta-alanine royalty, licensing and raw material sales revenue increased 46.9% to $4.1 million during the second quarter of fiscal year 2022, as compared to $2.8 million for the second quarter of fiscal year 2021. The increase in patent and trademark licensing revenue during the second quarter of fiscal 2022 was primarily due to increased shipments to existing customers, combined with sales to new customers, and higher average sales prices. We believe increased sales are largely related to athletic activities and gyms reopening in accordance with easing COVID-19 restrictions across the USA as compared to significant restrictions in such activities in the first and second quarters of fiscal 2021.

Net income for the six months ended December 31, 2021 was $5.1 million, or $0.81 per diluted share, compared to net income of $5.9 million, or $0.91 per diluted share, for the six months ended December 31, 2020.

Net sales during the six months ended December 31, 2021 decreased $11.7 million, or 13.4%, from $87.8 million recorded in the comparable prior year period. For the six months ended December 31, 2021, private-label contract manufacturing sales decreased $15.1 million, or 18.3%, from the comparable period last year. CarnoSyn® beta-alanine royalty, licensing and raw material sales revenue increased 61.8% to $8.8 million during the first six months of fiscal 2022, as compared to $5.4 million for the first six months of fiscal 2021.

Based on our current sales order volumes and forecasts we have received from our customers, along with the continued challenges with supply chain and staffing shortages, including challenges from COVID-19 absences, we now anticipate our fiscal 2022 consolidated net sales will be flat to slightly up as compared to fiscal 2021. We also anticipate we will generate operating income between 8.0% and 11.0% of net sales for our fiscal year ending June 30, 2022. As we previously estimated it would, sales and profitability during the first half of fiscal 2022 declined when compared to the same period of fiscal 2021 primarily related to lower sales to our largest contract manufacturing customer. During the second half of fiscal 2022, we expect net sales to increase 10.0% to 13.0% as compared to the same period in fiscal 2021, and operating income to increase to between 8.0% and 11.0% of net sales. The improvement in net sales and operating profitability is expected to be generated from continued growth from sales and improved sales mix and staffing levels.

As of December 31, 2021, we had cash of $19.4 million and working capital of $54.1 million, compared to $32.1 million and $58.3 million respectively, as of June 30, 2021. As of December 31, 2021, we had $20.0 million available under our line of credit agreement.

Mark A. Le Doux, Chairman and Chief Executive Officer of NAI stated, “Our results for the second quarter and first half of fiscal 2022 were in line with our expectations despite continuing supply chain and labor challenges in addition to a decline in sales to our largest customer. Our backlog going into the third quarter remains strong and we are working hard to add staff in order to support our anticipated sales growth in the second half of the year while also maneuvering the daily reality of COVID-19. We also brought online new blending capacity in our Vista, CA plant that will increase our operational throughput and is necessary to support current demand and future growth expectations.”

“We believe our balance sheet is still a significant strength for us and we will continue to utilize our recently increased stock buyback program as long as our stock trades at levels we believe are below the true value of our Company.”

“While our expected growth in the second half of the year is not as robust as we previously anticipated, we still see significant opportunities with both existing and new customers. Our team is working hard to navigate these near-term challenges and position the Company for long term growth and profitability.”

An updated investor presentation will be posted to the investor relations page on our website later today (https://www.nai-online.com/our-company/investors/).

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our ability to develop, maintain or increase sales to new and existing customers, our ability to attract and retain sufficient labor, COVID-19 and related impacts on the availability of raw materials, our future revenue profits and financial condition, as well as future economic conditions and the impact of such conditions on our business. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks, including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K.

SOURCE - Natural Alternatives International, Inc.

CONTACT – Michael Fortin, Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com

NATURAL ALTERNATIVES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	December 31,				December 31,
	2021		2020		2021		2020
NET SALES	$37,727	100.0%	48,083	100.0%	76,067	100.0%	87,809	100.0%
Cost of goods sold	31,181	82.6%	38,409	79.9%	61,240	80.5%	72,130	82.1%
Gross profit	6,546	17.4%	9,674	20.1%	14,827	19.5%	15,679	17.9%

Selling, general & administrative expenses	4,145	11.0%	4,282	8.9%	8,198	10.8%	8,202	9.3%

INCOME FROM OPERATIONS	2,401	6.4%	5,392	11.2%	6,629	8.7%	7,477	8.5%

Other expense, net	(9)	0.0%	(806)	-1.7%	(35)	0.0%	(1,127)	-1.3%
INCOME BEFORE TAXES	2,392	6.3%	4,586	9.5%	6,594	8.7%	6,350	7.2%

Income tax expense	545		954		1,491		460

NET INCOME	$1,847		$3,632		$5,103		$5,890

NET INCOME PER COMMON SHARE:
Basic:	$0.30		$0.58		$0.82		$0.93

Diluted:	$0.30		$0.57		$0.81		$0.91

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,212		6,270		6,250		6,344
Diluted	6,256		6,405		6,304		6,438

NATURAL ALTERNATIVES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(unaudited)
	December 31,	June 30,
	2021	2021

ASSETS
Cash and cash equivalents	$19,352	$32,133
Accounts receivable, net	15,065	17,946
Inventories, net	31,828	27,006
Other current assets	4,316	3,263
Total current assets	70,561	80,348
Property and equipment, net	39,741	22,271
Operating lease right-of-use assets	14,542	15,877
Other noncurrent assets, net	2,514	1,785
Total Assets	$127,358	$120,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	17,874	23,717
Mortgage note payable	9,932	-
Long-term liability - operating leases	15,151	16,481
Total Liabilities	42,957	40,198
Stockholders’ Equity	84,401	80,083
Total Liabilities and Stockholders’ Equity	$127,358	$120,281